UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2024 (November 13, 2024)

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36616	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Diode Lane Louisville, KY	40299
(Address of registrant’s principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (502) 442-7911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LGMK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On  November 13, 2024, LogicMark, Inc. (the “Company”) entered into settlement and release agreements (the “Settlement Agreements”) with the current and former holders (the “Holders”) of its Series B common stock purchase warrants (the “Warrants”) exercisable for up to an aggregate of 9,670,000 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) issued, on August 5, 2024, pursuant to those certain securities purchase agreements, dated August 2, 2024 (the “Purchase Agreements”) by and between the Company and the Holders.

Pursuant to the Settlement Agreements, in consideration for the Holders’ agreement to exercise any outstanding Warrants on the date of the issuance of the Preferred Stock (as defined below) and waive any and all claims or demands that the Holders may receive upon exercise of the Warrants pursuant to Sections 2.3 and 3.8 of the Warrants on or after the effective time of the Company’s next reverse stock split of its outstanding Common Stock (the “Reverse Stock Split”) a number of shares of Common Stock in excess of four (4) times the number of shares of Common Stock that was initially issuable upon exercise of the Warrants as of the date of their issuance, the Company agreed to issue to the Holders, no later than one trading day after the date of the Settlement Agreements, (i) an aggregate of 1,000 shares of a newly-designated series of preferred stock of the Company to be known as the Series H Convertible Non-Voting Preferred Stock, $0.0001 par value per share (the “Series H Preferred Stock”), which will be convertible at the option of the Holder into shares of Common Stock (the “Conversion Shares”) at an initial conversion price of $0.4654, and (ii) an aggregate of 1,000 shares of a newly-designated series of preferred stock of the Company to be known as the Series I Non-Convertible Voting Preferred Stock, $0.0001 par value per share (the “Series I Preferred Stock”, and together with the Series H Preferred Stock, the “Preferred Stock”), each share of which will entitle the holder thereof to two (2) votes on all matters submitted to a vote of the stockholders of the Company. The shares of Series H Preferred Stock will have a stated value of $1,000 and will be initially convertible into approximately 2,148,689 shares of Common Stock. The conversion price will reset on the fifth trading day following the effective date of the Reverse Stock Split to the greater of (i) the lowest volume weighted average price of the Common Stock on the Nasdaq Stock Market LLC during the five trading days immediately preceding the reset date and (ii) the floor price of $0.1785.

In addition, pursuant to the terms of the Settlement Agreements, until the 12 month anniversary of the date of the Settlement Agreements, the Holders will have the right to participate, at the Holder’s discretion, in up to an aggregate of 50% of the amount to be sold in any financing transaction involving the issuance of securities of the Company for cash consideration on the same terms, conditions and price provided to other investors in such transaction, subject to certain exceptions.

Also pursuant to the Settlement Agreements, on the issuance date of the Preferred Stock, the Company has agreed to enter into registration rights agreements with the Holders (the “Registration Rights Agreements”) pursuant which the Company will agree to register the resale of the Conversion Shares. The Company will be required to prepare and file the resale registration statement with the Securities and Exchange Commission no later than the 30th calendar day following the date of the Registration Rights Agreements and to use its best efforts to have such registration statement declared effective within 60 calendar days after such date, subject to certain exceptions.

The foregoing description of the Settlement Agreements and the Registration Rights Agreements do not purport to be complete and are qualified in their entirety by reference to the forms of Settlement Agreement and Registration Rights Agreement, copies of which will be filed with the Company’s next periodic report.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The shares of Preferred Stock and the Conversion Shares will be issued in reliance upon the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2024	LogicMark, Inc.

	By:	/s/ Mark Archer
		Name:	Mark Archer
		Title:	Chief Financial Officer

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